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                              SECOND AMENDMENT TO

                  AGREEMENT AND PLAN OF REORGANIZATION BETWEEN

                        RADIUS INC. AND VIDEOFUSION, INC.


     This Second Amendment to Agreement and Plan of Reorganization ("SECOND AMENDMENT") is entered into as of September 6, 1994, by and between Radius Inc., a California corporation ("RADIUS"), and VideoFusion, Inc., a Delaware corporation ("VIDEOFUSION").

                                    RECITALS

     A. The parties entered into that certain Agreement and Plan of Reorganization dated as of July 19, 1994 (the "AGREEMENT") and entered into a First Amendment to the Agreement on August 25, 1994 (the "FIRST AMENDMENT").

     B. Pursuant to Section 11.6 of the Agreement, the parties may amend the Agreement at any time before or after approval of the Agreement by the stockholders of VideoFusion.

     C. The stockholders of VideoFusion have not approved the Agreement as of the date hereof.

     D. The parties wish to amend the Agreement to the extent provided in this Amendment.

          NOW, THEREFORE, the parties hereto agree as follows:


     1. SCOPE OF AMENDMENT. Except as specifically provided herein, the parties reaffirm the Agreement as specifically amended by the First Amendment, and all references to "Agreement" in paragraphs 2 through 6 below shall refer to the Agreement as amended by the First Amendment. All capitalized terms used in this Amendment have the definition used in the Agreement unless there is a different definition in this Amendment. This Second Amendment shall amend the Agreement only to the extent provided herein.

     2.   SECTION 1.1.   Section 1.1 of the Agreement is hereby amended by
replacing the date "September 9, 1994" in line 4 thereof with the date "September 23, 1994".

     3. SECTION 1.8.1. Section 1.8.1 of the Agreement is hereby amended to read as follows:

               1.8.1. MILESTONE 1. At such time as the former employees of VideoFusion who become employees of Radius following the Closing, along with any other Radius employees who work on the development of software and/or products currently owned by VideoFusion (collectively, the "VIDEOFUSION EMPLOYEES") (i) complete development of VideoFusion Editor in accordance with mutually agreed upon written specifications delivered at or

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          before the Closing (the "EDITOR SOFTWARE PRODUCT"), (ii) prepare end-
          user documentation relating to VideoFusion Editor (the "EDITOR END-USER DOCUMENTATION") and (iii) produce an Editor Software Product and Editor End-User Documentation of a quality sufficient for commercial shipment purposes (the attainment of items (i), (ii) and (iii) collectively referred to as "MILESTONE 1"), Radius will issue and deliver $421,150 in shares of Radius Common Stock valued at the Milestone Valuation. The value of such payment will be reduced by $21,058 for each week, or portion thereof, that the completion of Milestone 1 is delayed beyond November 10, 1994.

     4. SECTION 1.8.2. Section 1.8.2 of the Agreement is hereby amended to read as follows:

               1.8.2.    MILESTONE 2.   At such time as the VideoFusion
          Employees (i) complete development of VideoFusion Andretti in accordance with mutually agreed upon written specifications delivered at or before the Closing (the "ANDRETTI SOFTWARE PRODUCT"), (ii) prepare end-user documentation relating to VideoFusion Andretti (the "ANDRETTI END-USER DOCUMENTATION") and (iii) produce an Andretti Software Product and Andretti End-User Documentation of a quality sufficient for commercial shipment purposes (the attainment of items
          (i), (ii) and (iii) collectively referred to as "MILESTONE 2"), Radius will issue and deliver $421,150 in shares of Radius Common Stock valued at the Milestone Valuation. The value of such payment will be reduced by $21,058 for each week, or portion thereof, that the completion of Milestone 2 is delayed beyond the date that is three (3) months after completion of Milestone 1.

     5. SECTION 1.8.3. Section 1.8.3 of the Agreement is hereby amended to read as follows:

               1.8.3 MILESTONE 3. At such time as the VideoFusion Employees integrate Radius' 4EA technology ("4EA") into VideoFusion Andretti and the Editor Software Product in accordance with mutually agreed upon written specifications delivered at or before the Closing ("MILESTONE 3"), Radius will issue and deliver $1,684,600 in shares of Radius Common Stock valued at the Milestone Valuation. However, such $1,684,600 amount shall be reduced by $21,058 for each

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          week, or portion thereof, that the completion of Milestone 3 is delayed beyond the date that is that later of (i) four months following receipt by VideoFusion of the API for the 4EA, or (ii) six
          (6) months after completion of Milestone 2. In no event, however, shall the total value of the shares of Radius Common Stock issued in the Initial Payment (based on a per share value of $6.75 [$13.50 post the 1-for-2 reverse stock split effected August 31, 1994]) plus the total value of the shares of Radius Common Stock issued upon completion of Milestone 3 (based on a per share value at the Milestone Valuation) plus the dollar amount of the Net Value adjustment made under Section 1.1.3 exceed $4,211,500.

     6. SECTION 1.8.4. Section 1.8.4 of the Agreement is hereby amended to read as follows:

               1.8.4. ACCEPTANCE AND COMPLETION OF MILESTONE. For purposes of determining whether the software to be developed in connection with a Milestone (the "SOFTWARE") and the end-user documentation associated with the Software (the "END-USER DOCUMENTATION") have been accepted by Radius the following procedure shall be used. Following delivery of the Software to Radius, Radius shall operate the Software for a period not to exceed 15 business days to determine whether (i) the Software and accompanying engineering documentation meets the applicable specification, (ii) whether the End-User Documentation is complete and
          (iii) whether the Software and the End-User Documentation are of a quality sufficient for commercial shipment purposes. If the Software successfully meets the specifications, the End-User Documentation is complete and the Software and the End-User Documentation are of a quality sufficient for commercial shipment purposes, Radius shall so notify the VideoFusion Employees in writing of its acceptance of the Software and the End-User Documentation as meeting conditions (i),
          (ii) and (iii) of this Section 1.8.4. Notwithstanding the date that Radius accepts Software and the End-User Documentation as meeting conditions (i), (ii) and (iii) of this Section 1.8.4, the applicable Milestone shall be deemed completed as of the date that the VideoFusion Employees delivered acceptable Software and acceptable End-User Documentation to Radius. If the Software and the End-User Documentation fail to meet one or more of conditions (i), (ii) and
          (iii) of this Section 1.8.4, Radius shall notify the VideoFusion Employees of such failure(s) in writing so that the VideoFusion Employees can correct, modify, or improve the Software and the End-User Documentation so that conditions (i), (ii) and (iii) of this
          Section 1.8.4 may be met. This process shall be repeated as may be necessary until Radius accepts the Software and the End-User Documentation as meeting conditions (i), (ii) and (iii) of this
          Section 1.8.4. All decisions relating to acceptance by Radius of the Software and the End-User Documentation shall be made by the Software Review Committee consisting of Greg Millar, Joseph W. Klingler and the Quality Assurance Manager for the product. Such Committee will review the Software and the End-User Documentation in good faith and all decisions of such Committee will be final and binding on Radius, all VideoFusion Employees, and the VideoFusion Holders.

     7. CONFLICTS. In the event that the provisions of this Second Amendment conflict with the provisions of the Agreement or the First Amendment, the provisions of this Second Amendment shall prevail and control.

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     8.   COUNTERPARTS.  This Second Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.







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          IN WITNESS WHEREOF, the parties hereto have executed this Second
                  Amendment as of the date first above written.


RADIUS INC.                                  VIDEOFUSION, INC.


By:                                          By:
    -------------------------------               ---------------------------
     Charles W. Berger                            Joel P. Epstein
     Chairman and Chief Executive Officer         Chairman


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